Exhibit 23(a)–Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 2-84202, 333-04369, 333-04367, 333-42506, 333-122282, 333-122283) pertaining to various employee stock incentive plans of Herman Miller, Inc. of our reports dated July 17, 2007, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and subsidiaries, Herman Miller, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Herman Miller, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the fiscal year ended June 2, 2007.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 30, 2007